Exhibit 4.11

First Amendment

To

Employment Agreement

This First Amendment to Employment Agreement (this “Amendment”) is dated April 22, 2024 (the “Amendment Effective Date”) by and between Brand Engagement Network Inc. (“Employer”) and Paul Chang (“Executive”) for the purpose of amending that certain Employment Agreement by and between Employer and Executive, effective May 7, 2023 (the “Employment Agreement”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

WHEREAS, Section 20 of the Employment Agreement provides the Employment Agreement may be changed or modified in whole or in part by a writing executed by Executive and an authorized officer of Employer; and

WHEREAS, the parties mutually desire to modify certain provisions that would otherwise apply to Executive’s compensation pursuant to the Employment Agreement.

NOW, THEREFORE, pursuant to Section 20 of the Employment Agreement, in consideration of the mutual provisions, conditions, and covenants contained herein, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1.	Section 5(E) of the Employment Agreement is hereby deleted and replaced with the following:

(E) Executive will be eligible to receive a cash bonus for the successful closing of the Merger, if the value of the new company at the time of the Merger exceeds $100,000,000.00 (the “Merger Bonus”) and Executive is employed by the Company on the Closing Date of the Merger (or if terminated, was terminated by the Company without Good Cause), subject to the terms and conditions set forth herein. The Merger Bonus shall be paid to Executive in the form of a cash payment equal to $250,000.00 payable on or immediately following the Closing Date but no later than 40 days after the Closing Date, less any required withholding or taxes. In addition, as soon as administratively practicable following the Closing Date but no later than 60 days after the Closing Date, the Company shall grant Executive a fully vested award of restricted stock equal to the number of shares of the Company’s common stock with a fair market value of $750,000.00 on the date of grant, subject to the terms and conditions of the Brand Engagement Network Inc. 2023 Long-Term Incentive Plan and the Company’s form of restricted stock grant agreement, provided that Executive is employed by or providing services to the Company on the date of grant.

2.	The Employment Agreement, except as modified by this Amendment, shall remain in full force and effect.

[Remainder of the Page Intentionally Left Blank;

Signature Page Follows]

1

In Witness Whereof, Employer and Executive have caused this Amendment to be executed as of the Amendment Effective Date.

EMPLOYER:

Brand Engagement Network Inc.,

By:	/s/ Michael Zacharski
Name:	Michael Zacharski
Title:	Chief Executive Officer

EXECUTIVE:

Signature:	/s/ Paul Chang
Name:	Paul Chang

2